Exhibit 99.1

  10 Cabot Place, Stoughton, MA 02072

News Release
For Immediate Release	For More Information, Contact:
July 25, 2017	Michael K. Devlin, Executive Vice President
And Chief Financial Officer (781-573-1348)
mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 2017 FINANCIAL RESULTS

STOUGHTON, Massachusetts, July 25, 2017 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Randolph Savings Bank (the “Bank”), today announced net losses of $150,000, or $0.03 per share, for the three months ended June 30, 2017 and $597,000, or $0.11 per share, for the six months ended June 30, 2017 compared to net income of $718,000 and $720,000 for the same periods in the prior year. Operating results for all periods were affected by merger and integration costs related to the acquisition of First Eastern Bankshares Corporation (“First Eastern”), which was completed on July 1, 2016. Such costs amounted to $357,000 and $33,000 for the three months ended June 30, 2017 and 2016, respectively, and $524,000 and $150,000 for the six months ended June 30, 2017 and 2016, respectively. In addition, results for the second quarter of 2016 were positively impacted by a gain of $486,000 on a life insurance settlement. Exclusive of these non-recurring items and the related income tax effects, net income for the second quarter of 2017 would have been $67,000 compared to net income of $265,000 for the second quarter of 2016, and the net loss for the six months ended June 30, 2017 would have been $213,000 compared to net income of $384,000 for the six months ended June 30, 2016.

At June 30, 2017, total assets amounted to $507.9 million compared to $482.5 million at March 31, 2017, an increase of $25.4 million, or 5.3%. During this quarterly period, net loans held in portfolio increased by $12.0 million and loans held for sale increased by $12.1 million. During this same period, deposits increased by $6.5 million.

James P. McDonough, President and Chief Executive Officer, stated, “We are pleased with the growth in portfolio loans which have increased nearly 10% during the first half of 2017 as we continue to be focused on opportunities to leverage our capital and infrastructure. We are committed to investing in our people, facilities and technology to lay the foundation for future growth and profitability.

Mr. McDonough added, “We continue to make great progress in our merger integration initiatives and completed the conversion of loan origination systems during the second quarter. This conversion involved everyone in our mortgage banking operations and improves our capabilities in all phases of the residential loan origination process as we work to deliver as smooth and timely a mortgage experience as possible to our customers. The final phase of merger integration involves loan servicing with the conversion of systems expected to be completed during the third quarter of 2017. In addition, plans are underway to rebrand Randolph Savings Bank with a new name that better reflects our niche as a new model for community banking and a leader in residential lending.”

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Second Quarter Operating Results

Net interest income increased by $818,000 for the three months ended June 30, 2017 compared to the same period in the prior year. This increase was due to both the investment of IPO proceeds and the acquisition of First Eastern, which contributed to an increase in average interest-earning assets of $81.4 million between periods. The Company’s net interest margin increased in the second quarter of 2017 to 3.25% from 3.08% in the second quarter of 2016, due primarily to an increase in the ratio of interest-earning assets to interest-bearing liabilities to 137.3% in the 2017 period compared to 118.0% in the 2016 period. This improvement was caused by both the deployment of $49.8 million in IPO proceeds and an increase of $23.2 million in the average balance of noninterest-bearing deposits between periods. The net interest margin for the second quarter of 2017 of 3.25% represented a 3 basis point increase from the first quarter of 2017 when the net interest margin was 3.22% due to rising asset yields following recent Federal Reserve Board increases in the federal funds rate.

The Company recognized a provision for loan losses of $100,000 for the three months ended June 30, 2017 while no provision was recorded in the prior year period. Classified and nonaccrual loan balances were stable during the quarter while regional and local economic data, including housing prices, continued their positive trend. The provision during the second quarter of 2017 primarily reflected portfolio growth in both real estate secured and non-real estate secured loans. The allowance for loan losses was at 0.97% of total loans at June 30, 2017 compared to 0.98% at December 31, 2016, and was 159.1% of non-performing loans at June 30, 2017 compared to 147.2% at December 31, 2016.

Non-interest income increased $1,348,000 from $2,086,000 for the three months ended June 30, 2016 to $3,434,000 for the three months ended June 30, 2017. Exclusive of the gain of $486,000 on a life insurance settlement recognized in the 2016 period, the increase in non-interest income between periods would have    been $1,834,000. This increase was primarily due to our mortgage banking business as gains on the sale of mortgage loans increased $1,462,000 to $2,520,000 and mortgage servicing fees increased $221,000 to $290,000 during the second quarter of 2017 compared to the second quarter of 2016. These increases are due to the acquisition of First Eastern on July 1, 2016. While loan sale gains in the second quarter of 2017 were $482,000, or 23.7%, higher than the first quarter of the year, they continue to be adversely affected by a lower volume of loan refinancing activity than experienced in 2016 and a shortage of homes currently being marketed for sale.

Non-interest expenses increased $3,188,000 from $4,240,000 for the three months ended June 30, 2016 to $7,428,000 for the three months ended June 30, 2017. Included in both periods are merger and integration costs associated with the First Eastern acquisition, which amounted to $357,000 and $33,000 for the three months ended June 30, 2017 and 2016, respectively. Exclusive of these costs, the increase in non-interest expenses between periods would have been $2,864,000. This increase is due in large part to the acquisition of First Eastern. While all expense categories experienced increases, the most significant increase was in salaries and employee benefits which increased $2,334,000, or 98.0%, during the second quarter of 2017 compared to the second quarter of 2016. The First Eastern acquisition resulted in a near doubling of the Company’s number of employees.

A tax benefit of $254,000 was recognized for the three months ended June 30, 2017, while no benefit for income taxes was recognized for the three months ended June 30, 2016. State income taxes of $3,000 were provided during the three months ended June 30, 2016, with no state income tax provision in the

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2017 period. The tax benefit resulted from, and was limited to, an offsetting tax provision attributable to other comprehensive income, specifically, appreciation in the fair value of available-for-sale securities. The Company has a net operating loss carryforward (“NOL”) of $7.9 million. Since 2014, the NOL as well as other deferred tax assets have been subject to a full valuation allowance, which totaled $3.9 million at June 30, 2017. We evaluate this position on a quarterly basis. In light of recent operating results and our expectations for the coming year, we concluded that the valuation allowance should be maintained at June 30, 2017.

Year-to-Date Operating Results

Net interest income increased by $1,552,000 for the six months ended June 30, 2017 compared to the same period in the prior year. This increase was due to both the investment of IPO proceeds and the acquisition of First Eastern, which contributed to an increase in average interest-earning assets of $79.0 million between periods. The Company’s net interest margin increased in the first half of 2017 to 3.24% from 3.10% in the first half of 2016, due primarily to an increase in the ratio of interest-earning assets to interest-bearing liabilities to 137.7% in the 2017 period compared to 117.8% in the 2016 period. This improvement was caused by both the deployment of $49.8 million in IPO proceeds and an increase of $23.4 million in the average balance of noninterest-bearing deposits between periods.

The Company recognized a provision for loan losses of $335,000 and $62,000 for the six months ended June 30, 2017 and 2016, respectively. Classified and nonaccrual loan balances were stable during the first half of 2017 while regional and local economic data, including housing prices, continued their positive trend. The provision during the six months ended June 30, 2017 primarily reflected portfolio growth in both real estate secured and non-real estate secured loans.

Non-interest income increased $3,456,000 from $3,388,000 for the six months ended June 30, 2016 to $6,844,000 for the six months ended June 30, 2017. Exclusive of the gain of $486,000 on a life insurance settlement recognized in the 2016 period, the increase in non-interest income between periods would have    been $3,942,000. This increase was primarily due to our mortgage banking business as gains on the sale of mortgage loans increased $2,819,000 to $4,558,000 and mortgage servicing fees increased $781,000 to $950,000 during the first half of 2017 compared to the first half of 2016. The increase in mortgage servicing fees was positively affected by a $231,000 partial reversal of the valuation allowance for mortgage servicing rights due to an increase in their fair value attributable to slower loan prepayment speeds. The increases in mortgage banking income are due to the acquisition of First Eastern.

Non-interest expenses increased $6,302,000 from $8,255,000 for the six months ended June 30, 2016 to $14,557,000 for the six months ended June 30, 2017. Included in both periods are merger and integration costs associated with the First Eastern acquisition, which amounted to $524,000 and $150,000 for the six months ended June 30, 2017 and 2016, respectively. Exclusive of these costs, the increase in non-interest expenses between periods would have been $5,928,000. This increase is due in large part to the acquisition of First Eastern. While all expense categories experienced increases, the most significant increase was in salaries and employee benefits which increased $4,808,000, or 104.9%, during the first half of 2017 compared to the first half of 2016. The First Eastern acquisition resulted in a near doubling of the Company’s number of employees.

877-963-2100 • www.randolphsavingsbank.com	3	Member FDIC • Member DIF

A tax benefit of $280,000 was recognized for the six months ended June 30, 2017 while no benefit for income taxes was recognized for the six months ended June 30, 2016. State income taxes of $3,000 were provided during each of the six months ended June 30, 2017 and 2016. The tax benefit resulted from, and was limited to, an offsetting tax provision attributable to other comprehensive income, specifically, appreciation in the fair value of available-for-sale securities.

Balance Sheet

Total assets were $507.9 million at June 30, 2017 compared to $481.2 million at December 31, 2016, an increase of $26.7 million, or 5.6%. This growth was attributable to an increase in the loan portfolio partially offset by a reduction in cash equivalents.

Net loans totaled $365.0 million at June 30, 2017, an increase of $32.0 million from December 31, 2016. This increase occurred in both real estate secured ($12.4 million) and non-real estate secured ($19.7 million) loans. The increase in non-real estate secured loans was primarily due to $15.4 million in loan participations originated through a regional bank and the purchase of $5.0 million in refinanced student loans from an on-line lender specializing in the origination and refinancing of such loans. The loan participations are to local franchisees of a major international fast food retailer. The growth in real estate secured loans of $12.4 million was spread among residential, home equity, commercial and construction loans.

Deposits increased $17.4 million, or 5.0%, to $368.6 million at June 30, 2017 from $351.2 million at December 31, 2016. This increase was nearly entirely in core deposit accounts, including $10.2 million in noninterest-bearing accounts. FHLB advances increased $9.8 million during the first half of 2017 to help fund loan growth. This increase consists entirely of overnight advances.

Total stockholders’ equity was $83.3 million at both June 30, 2017 and December 31, 2016 as the net loss for the first half of 2017 of $597,000 was fully offset by appreciation in the fair value of available-for-sale securities and equity adjustments offsetting the expense of the employee stock ownership plan. The Company’s tier one capital to average assets was 16.7% at June 30, 2017 compared to 16.9% at December 31, 2016. The Company and the Bank exceeded all of their regulatory capital requirements at June 30, 2017.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank (the “Bank”), a Massachusetts-based community bank recognized for its unique integration of innovative technology, banking expertise and personal service to provide an exceptional experience to individuals, families, homeowners and businesses. With six full-service locations, three lending centers and five mortgage production offices, the Bank delivers hassle-free products and services for its retail customers, as well as providing a suite of cash management tools and financing solutions for commercial businesses. The Bank is a Top-20 Mortgage Lender in Massachusetts, serving homeowners throughout Massachusetts, southern New Hampshire and Rhode Island.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the

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safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as return on average assets, return on average equity, non-interest income to total income and the efficiency ratio. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A table reconciling the Company’s GAAP to non-GAAP measures is presented herein.

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Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest and dividend income:
Loans	$3,697	$2,830	$7,113	$5,548
Other interest and dividend income	478	430	946	867

Total interest and dividend income	4,175	3,260	8,059	6,415

Interest expense	485	388	885	763

Net interest income	3,690	2,872	7,174	5,652
Provision for loan losses	100	—	335	62

Net interest income after provision for loan losses	3,590	2,872	6,839	5,590

Non-interest income:
Gain on sale of mortgage loans, net	2,520	1,058	4,558	1,739
Gain on sales/calls of securities	—	—	—	62
Life insurance settlement	—	486	—	486
Mortgage servicing fees, net	290	69	950	169
Other	624	473	1,336	932

Total non-interest income	3,434	2,086	6,844	3,388

Non-interest expenses:
Salaries and employee benefits	4,715	2,381	9,391	4,583
Occupancy and equipment	619	363	1,275	757
Merger and integration costs	357	33	524	150
Other non-interest expenses	1,737	1,463	3,367	2,765

Total non-interest expenses	7,428	4,240	14,557	8,255

Income (loss) before income taxes	(404)	718	(874)	723
Income tax provision (benefit)	(254)	—	(277)	3

Net income (loss)	$(150)	$718	$(597)	$720

Earnings (loss) per share (basic and diluted)	$(0.03)	N/A	$(0.11)	N/A

Weighted average shares outstanding	5,425,033		5,422,694

N/A – Not applicable as the Company’s common stock was not outstanding during this period.

877-963-2100 • www.randolphsavingsbank.com	6	Member FDIC • Member DIF

Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss) - GAAP basis	$(150)	$718	$(597)	$720
Non-interest income adjustment:
Gain on life insurance settlement	—	(486)	—	(486)
Non-interest expense adjustment:
Merger and integration costs	357	33	524	150
Related tax effects	(140)	—	(140)	—

Net income (loss) - Non-GAAP basis	$67	$265	$(213)	$384

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

877-963-2100 • www.randolphsavingsbank.com	7	Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Cash and due from banks	$4,073	$4,370
Interest-bearing deposits	4,770	10,479

Total cash and cash equivalents	8,843	14,849

Certificates of deposit	3,185	3,675
Securities available for sale, at fair value	67,144	68,637
Loans held for sale, at fair value	32,036	30,452
Loans, net of allowance for loan losses of $3,557 in 2017 and $3,271 in 2016	364,993	332,991
Federal Home Loan Bank stock, at cost	2,588	2,478
Accrued interest receivable	1,240	1,163
Mortgage servicing rights, net	8,992	8,486
Premises and equipment, net	7,051	6,280
Bank-owned life insurance	7,961	7,884
Other assets	3,906	4,329

Total assets	$507,939	$481,224

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$69,834	$59,646
Interest bearing	298,754	291,533

Total deposits	368,588	351,179

Federal Home Loan Bank advances	48,464	38,667
Mortgagors’ escrow accounts	1,690	1,572
Post-employment benefit obligations	2,754	2,886
Other liabilities	3,104	3,618

Total liabilities	424,600	397,922

Stockholders’ Equity:
Common stock	59	59
Additional paid-in capital	56,424	56,373
Retained earnings	32,064	32,661
Treasury stock, at cost	(3)	—
ESOP-unearned compensation	(4,413)	(4,507)
Accumulated other comprehensive loss, net of tax	(792)	(1,284)

Total stockholders’ equity	83,339	83,302

Total liabilities and stockholders’ equity	$507,939	$481,224

877-963-2100 • www.randolphsavingsbank.com	8	Member FDIC • Member DIF

Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Return on average assets: (1)
GAAP	(0.12%)	0.71%	(0.25%)	0.37%
Non-GAAP (2)	0.05%	0.26%	(0.09%)	0.20%

Return on average equity: (1)
GAAP	(0.71%)	8.48%	(1.42%)	4.28%
Non-GAAP (2)	0.32%	3.13%	(0.51%)	2.28%

Net interest margin	3.25%	3.08%	3.24%	3.10%

Non-interest income to total income:
GAAP	45.13%	39.02%	45.92%	34.56%
Non-GAAP (2)	45.13%	32.92%	45.92%	31.15%

Efficiency ratio:
GAAP	104.27%	85.52%	103.85%	91.32%
Non-GAAP (2)	99.26%	94.07%	100.11%	94.75%

Tier 1 capital to average assets	16.35%	7.22%	16.71%	7.39%

Nonperforming assets as a percentage of total assets	0.44%	0.49%	0.44%	0.49%

Allowance for loan losses as a percentage of total loans(3)	0.97%	1.09%	0.97%	1.09%

Allowance for loan losses as a percentage of non-performing loans	159.06%	163.66%	159.06%	163.66%

Tangible book value per share	$14.18	N/A	$14.18	N/A

(1)	Annualized
(2)	See page 5 - Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(3)	Total loans exclude loans held for sale and net deferred loan costs and fees

877-963-2100 • www.randolphsavingsbank.com	9	Member FDIC • Member DIF